Exhibit 8.1

June 17, 2014

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are acting as special tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and potential issuance of up to 1,989,543 common shares of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”), which may be issued from time to time if, and to the extent that, certain holders of units of limited partnership interest (the “Units”) in First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), of which the Company is the sole general partner, tender such Units for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, the “Partnership Agreement”) and the Company exercises its right to purchase directly and acquire such Units in exchange for the Common Shares. You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with our opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(3)	the Company’s 2012 federal income tax return;

(4)	the Company’s First Amended and Restated Declaration of Trust (as amended through the date hereof);

(5)	the Partnership Agreement (as amended through the date hereof);

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June 17, 2014

(6)	a certificate from each of the Company and VEF 500 First REIT L.P., a Delaware limited partnership (the “REIT Subsidiary”), dated as of the date hereof, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiary, the Operating Partnership and their respective subsidiaries; and

(7)	such other documents, certificates and records provided to us by the Company which we have deemed necessary or appropriate as a basis for the opinions set forth herein.

For the purposes of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with the Company’s consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing

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June 17, 2014

private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents have been consummated or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based on the assumption that the Company, the REIT Subsidiary, the Operating Partnership and their respective subsidiaries will each be operating in the manner described in the organizational documents of each such entity and their subsidiaries, and that all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that all statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under the Code (a “REIT”) depends upon both the Company’s and the REIT Subsidiary’s ability to satisfy the various qualification tests imposed under the Code, including tests based upon actual annual operating results, distribution levels and diversity of share ownership. We do not undertake to monitor whether the Company or the REIT Subsidiary actually will satisfy such qualification tests. Accordingly, no assurance can be given that the actual results of the operations of the Company or the REIT Subsidiary for any given taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2009 through December 31, 2013;

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June 17, 2014

(ii)	the Company’s current and proposed method of operations, if continued, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014 and each taxable year thereafter; and

(iii)	the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company, the REIT Subsidiary, the Operating Partnership, or to any investment therein. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.” We assume no obligation to advise the Company of any changes in the foregoing subsequent to the date of this opinion letter. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

Potomac Realty Trust

June 17, 2014

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to Arnold & Porter LLP under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission.

Sincerely,

/S/ ARNOLD & PORTER LLP
ARNOLD & PORTER LLP